Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REACHES $0.4 MILLION NET INCOME IN FOURTH QUARTER, PROFITABLE FOR THE YEAR 2009

Richardson, Texas — February 10, 2010 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2009.  Intrusion achieved net income for the third consecutive quarter in the fourth quarter 2009 and achieved net income for the year 2009.

Intrusion’s net income was $0.4 million in the fourth quarter 2009, compared to a net income of $8 thousand for the fourth quarter 2008.   Net income was $0.2 million for the year 2009, compared to a net loss of $0.8 million for the year 2008.

Revenue for the fourth quarter 2009 was $1.5 million, compared to $1.2 million for the fourth quarter 2008.  Revenue for the year 2009 was $4.9 million, compared to $4.1 million in 2008.

Gross profit margin was 66% of revenue in the fourth quarter of 2009, compared to 68% of revenue in the fourth quarter 2008.   For the year 2009, the gross profit margin was 66%, compared to 67% in 2008.

Intrusion’s fourth quarter 2009 operating expenses were $0.6 million down from $0.8 million in the fourth quarter 2008.  For the year 2009, operating expenses were $3.0 million, down from $3.5 million in 2008.

As of December 31, 2009, Intrusion reported cash and cash equivalents of $0.5 million, a working capital deficiency of $0.2 million and debt of $1.0 million.

“2009 was a good year for Intrusion.  We returned to profitability for the year and achieved a profit for the third consecutive quarter as a result of increased revenue and reduced expenses,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.  “We are working hard to close more contracts and keep this positive trend going,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 17, 2010 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 55916057.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, data leak prevention, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, the Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-K, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$519	$554
Accounts receivable	351	341
Inventories, net	7	20
Prepaid expenses	68	56
Total current assets	945	971

Property and equipment, net	146	169
Other assets	39	39
TOTAL ASSETS	$1,130	$1,179

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,034	$725
Loan payable to officer	—	480
Deferred revenue	93	1,090
Total current liabilities	1,127	2,295

Loan payable to officer	970	—

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 in 2009 and 260 in 2008
Liquidation preference of $1,240 as of December 31, 2009	778	918
Series 2 shares issued and outstanding — 460
Liquidation preference of $1,270 as of December 31, 2009	724	724
Series 3 shares issued and outstanding — 354
Liquidation preference of $853 as of December 31, 2009	504	504

Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 11,715 in 2009 and 11,648 in 2008
Outstanding shares — 11,705 in 2009 and 11,638 in 2008	117	116
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,545	55,443
Accumulated deficit	(58,094)	(58,280)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ deficit	(967)	(1,116)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,130	$1,179

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue	$1,519	$1,178	$4,920	$4,140
Cost of revenue	517	382	1,662	1,375

Gross profit	1,002	796	3,258	2,765

Operating expenses:
Sales and marketing	189	326	922	1,407
Research and development	202	216	1,106	1,136
General and administrative	213	229	980	968

Operating income (loss)	398	25	250	(746)

Interest expense, net	(19)	(17)	(64)	(62)

Income (loss) before income taxes	379	8	186	(808)
Income tax provision	—	—	—	—
Net income (loss)	379	8	186	(808)
Preferred stock dividends accrued	(38)	(41)	(154)	(161)
Net Income (loss) attributable to common stockholders	$341	$(33)	$32	$(969)

Net income (loss) per share attributable to common stockholders: Basic	$0.03	$0.00	$0.00	$(0.08)
Diluted	$0.03	$0.00	$0.00	$(0.08)

Weighted average shares outstanding:
Basic	11,705	11,638	11,678	11,638
Diluted	13,206	11,638	12,873	11,638